Exhibit 99.1

National Beverage Corp. Records Solid Third Quarter

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--March 13, 2009--National Beverage Corp. (NASDAQ:FIZZ) today reported financial results for the periods ended January 31, 2009:

  Revenues increased 5% to $129.4 million and earnings grew 12% to $3.7 million for the three months ended January 31, 2009;
  Revenues of $426.7 million and earnings of $17.9 million for the nine months ended January 31, 2009 surpassed prior year results; and
  Cash increased to $75 million.

“As we all face the never-ending bombardment of dire news – foreclosures, bankruptcies, rising unemployment, global bank failures, billion dollar frauds, etc., etc., etc. – I am extremely grateful for . . . and proud of . . . our National Beverage!” exclaimed Nick A. Caporella, Chairman and Chief Executive Officer.

“Third quarter results are a reflection of this pride. In spite of current economic woes, the ‘flavor–value–credence’ profile that National Beverage has embraced since its birth, continues to carry us through in the most challenging times. While some may have chided our conservative expansion over recent years . . . we believe that our diligent focus on operating margins and cash flow has given us an advantageous position to now - aggressively seek and capture opportunities!” continued Caporella.

“Today’s shopper is keenly aware of value and this has generated volume growth throughout our beverage portfolio. Confidence is America’s First Wish and consumers plus our long-standing investors recognize National Beverage Corp. rewards that wish with its zest to deliver taste – value – credence and results . . . ALL–WAYS!” proclaimed Caporella.

National Beverage is highly innovative, making it unique as a pace-setter in the changing soft-drink industry. Its lineup of refreshment products consisting of – energy drinks, recently-introduced fortified powders and supplements, and functionally enhanced juices and waters – are geared toward the lifestyle/health-conscious consumer.

Shasta® – Faygo® – Everfresh® and LaCroix® are aligned with Rip It® energy products to make National Beverage . . . America’s Flavor•Favorite – soft-drink company.

Fun, Flavor and Vitality . . . the National Beverage Way

National Beverage Corp.
Consolidated Results for the Three and Nine Months Ended
January 31, 2009 and January 26, 2008
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	January 31,	January 26,	January 31,	January 26,
	2009	2008	2009	2008

Net Sales	$129,430	$123,182	$426,732	$418,474

Net Income	$3,654	$3,254	$17,888	$16,916

Net Income Per Share
Basic	$.08	$.07	$.39	$.37
Diluted	$.08	$.07	$.39	$.37

Average Common Shares Outstanding
Basic	46,003	45,912	45,996	45,875
Diluted	46,205	46,094	46,178	46,107

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings and the Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

CONTACT:
National Beverage Corp., Fort Lauderdale
Grace A. Keene, Office of the Chairman, 954-581-0922